UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2011
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HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2011, the Compensation Committee of the Board of Directors of Hooker Furniture Corporation (the “Company”) approved annual base salaries and annual cash incentives for certain of the Company’s officers, including the named executive officers.

The base salary for each named executive officer for the 2011 calendar year will be:

Base Salary
Paul B. Toms, Jr., Chairman, President and CEO	$360,000
Paul A. Huckfeldt, VP – Finance and Acctg., and CFO	175,007
Alan D. Cole, President – Upholstery	300,000
Raymond T. Harm, SVP – Sales	222,780
Arthur G. Raymond, Jr., SVP – Casegoods Operations	250,001

The annual cash incentive for each named executive officer for the Company’s 2012 fiscal year, which ends January 29, 2012, will be paid if the Company attains 80% or more of its budgeted fiscal 2012 consolidated net income target, as approved by the Board of Directors.  Each named executive officer is eligible to receive a percentage of his calendar 2011 base salary, with no cash bonus paid if the Company fails to reach at least 80% of the budgeted net income target and a maximum cash bonus paid if the Company reaches 120% or more of target net income.  The annual cash incentive potential, expressed as a percentage of annual base salary, for each of the named executive officers is as follows:

	If the Company Attains:
	80% of Target Net Income	90% of Target Net Income	100% of Target Net Income	110% of Target Net Income	120% or More of Target Net Income
Paul B. Toms, Jr., Chairman, President and CEO	30%	45%	60%	65%	70%
Paul A. Huckfeldt, VP – Finance and Acctg., and CFO	23%	28%	40%	46%	54%
Alan D. Cole, President – Upholstery	23%	28%	40%	46%	54%
Raymond T. Harm, SVP – Sales	12%	18%	25%	30%	36%
Arthur G. Raymond, Jr., SVP - Casegoods Operations	20%	25%	35%	43%	48%

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

Date: April 25, 2011	By:	/s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Vice President - Finance and Accounting Chief Financial Officer